UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 29, 2009

RBS GLOBAL, INC.	REXNORD LLC
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)

Delaware	Delaware
(State of Incorporation or Organization)	(State of Incorporation or Organization)

333-102428-08	033-25967-01

(Commission File Numbers)

01-0752045	04-3722228
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

4701 West Greenfield Avenue Milwaukee, Wisconsin	53214
(Address of principal executive offices)	(Zip Code)

(414) 643-3000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

1.	Indenture and 9½% Senior Notes due 2014

On April 29, 2009, RBS Global, Inc. and Rexnord LLC (together with RBS Global, Inc., the “Companies”) issued $196,270,000 aggregate principal amount of 9½% Senior Notes due 2014 (the “notes”), which mature on August 1, 2014, pursuant to an indenture, dated as of April 29, 2009, among the Companies, the guarantors named therein (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

The Companies will pay interest on the notes at 9½% per annum, semiannually to holders of record at the close of business on April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing on May 1, 2009, provided that the interest payment made on May 1, 2009, will be made to the holders of record as of April 29, 2009.

The Companies may redeem the notes, in whole or part, at any time prior to August 1, 2010, at a price equal to 100% of the principal amount of the notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium.” The Companies may redeem the notes, in whole or in part, on or after August 1, 2010, at the redemption prices set forth in the Indenture. At any time (which may be more than once) before August 1, 2009, the Companies may choose to redeem up to 35% of the principal amount of the notes at a redemption price equal to 109.500% of the face amount thereof with the net proceeds of one or more equity offerings so long as at least 65% of the aggregate principal amount of the notes at maturity issued of the applicable series remains outstanding afterwards.

The Indenture contains covenants that limit the Companies’ (and most of their subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important limitations and exceptions. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be due and payable immediately.

2.	Registration Rights Agreement

On April 29, 2009, in connection with the issuance of the notes, the Companies and the Guarantors entered into a registration rights agreement with Credit Suisse Securities (USA) LLC, as dealer manager, relating to, among other things, an exchange offer for the notes and the related guarantees (as described above) (the “Registration Rights Agreement”).

Subject to the terms of the Registration Rights Agreement, in the event that not all of the notes are freely tradable securities as of the fifth business day following the one year anniversary of the execution of the Registration Rights Agreement (the “registration trigger date”), the Companies will use their commercially reasonable efforts to register with the SEC notes having substantially identical terms as the notes as part of an offer to exchange freely tradable exchange notes for the notes. The Companies will use their commercially reasonable efforts to cause the exchange offer to be completed as soon as practicable after the registration trigger date.

If the Companies fail to meet these targets (a “registration default”), the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the applicable interest rate. If the registration default is corrected, the applicable interest rate of such notes will revert to the original level.

Section 2—Financial Information

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

4.1 Indenture, dated as of April 29, 2009, by and among RBS Global, Inc., Rexnord LLC, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2 Registration Rights Agreement, dated as of April 29, 2009, RBS Global, Inc., Rexnord LLC, the guarantors named therein, and Credit Suisse Securities (USA) LLC, as dealer manager.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 30th day of April, 2009.

REXNORD LLC

By:	/s/ Patricia Whaley

Patricia Whaley
Vice President and General Counsel

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended, the Co-registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 30th day of April, 2009.

RBS GLOBAL, INC.

By:	/s/ Patricia Whaley

Patricia Whaley
Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of April 29, 2009, by and among RBS Global, Inc., Rexnord LLC, the guarantors named therein, and Wells Fargo Bank, National Association, as trustee.

4.2	Registration Rights Agreement, dated as of April 29, 2009, RBS Global, Inc., Rexnord LLC, the guarantors named therein, and Credit Suisse Securities (USA) LLC, as dealer manager.